EXHIBIT 10.9

CONSULTING AGREEMENT

THIS AGREEMENT, dated for reference the 1st day of February, 2005

BETWEEN:

GENEMAX CORP., a Nevada company having an office at Suite 400 — 1681 Chestnut Street, Vancouver, British Columbia, V6J 4M6

(the “Company”);

AND:

RONALD HANDFORD, Businessman, 3432 West 13th Street, Vancouver, British Columbia, V6R 2S1

(the “Consultant”).

WHEREAS:

A. The Company is in the biotechnology business, specializing in the discovery and development of immunotherapeutics;

B. The Consultant will be resigning as the Company’s Chief Executive Officer, however, the Company wishes to engage the Consultant to provide transitional assistance on a consulting basis with the Company, and the Consultant is prepared to provide consulting services to the Company on the terms and conditions of this Agreement;

THEREFORE, in consideration of the mutual promises in this Agreement, the parties agree as follows:

1. ENGAGEMENT

1.1 The Company engages the Consultant to provide, and the Consultant agrees to provide to the Company, from time to time, advice and assistance with respect to:

(a)	ongoing continuous reporting obligations;

(b)	attending regular management meetings with senior management and key personnel of the Company;

(c)	providing corporate development and corporate finance assistance and advice in all matters relating to the Company;

(d)	assisting the Company in maintaining its relationship with its bankers and facilitating new relationships with lenders;

(e)	providing assistance in seeking additional debt or equity financing for the Company;

(f)	providing market and business plan consultation;

(g)	preparing business and updated progress reports; and

(h)	advising with regard to potential joint ventures, acquisitions, projects, mergers, takeovers or other corporate reorganizations.

2. TERM AND TERMINATION

2.1 This Agreement will be for an initial term of one month with effect from the date (the “Commencement Date”) that is the first business day following the date of closing of a private placement offering (the “Offering”) of securities of the Company raising gross proceeds of approximately US$1,000,000, currently expected to complete in February 2005. This Agreement will be automatically renewed for successive one month periods unless either the Company gives to the Consultant or the Consultant gives to the Company written notice of the termination of this Agreement, not less than 30 days prior to the expiry of the initial term or a subsequent term of this Agreement.

2.2 This Agreement may be terminated at any time by either party by the provision to the other of 30 days written notice of such termination.

2.3 On termination or expiry of the term of this Agreement, the Consultant will return all property of the Company then in its possession, including any office equipment, automobiles, correspondence, documents, computer disks, notebooks, video and audio equipment and tapes, files and other tangible property.

3. REMUNERATION AND REIMBURSEMENT

3.1 In consideration for the services to be provided to the Company by the Consultant under this Agreement, the Company will:

(a)	commencing on the Commencement Date, pay to the Consultant the sum of $8,333.33 plus GST monthly on the fifth business day of the month following the month in respect of which the payment is made;

(b)	grant to the Consultant, as soon as reasonably practicable following the completion of the Offering, stock options to purchase 400,000 previously unissued common shares in the capital of the Company, exercisable at such price as determined in accordance with and subject to the terms and conditions of the Company’s stock option plan; and

(c)	reimburse the Consultant for all out of pocket expenses reasonably, actually and properly incurred by them in connection with the performance of the duties of the Consultant under this Agreement.

3.2 It is acknowledged and agreed that all references to the issuance of shares pursuant to this Agreement, including through stock options and debt settlement, refer to pre-consolidation shares in the capital of the Company.

3.3 The Consultant agrees that all stock options previously granted to the Consultant will be cancelled pursuant to the Company’s corporate reorganization plan.

4. DUTIES OF THE CONSULTANT

During the term of this Agreement, the Consultant will:

(a)	provide the services required under this Agreement honestly and diligently, and will use its best efforts to serve the Company and promote its interests;

(b)	obey and carry out all lawful and reasonable instructions, rules and policies, orders and directions as given to it by the board of directors and the senior officers of the Company; and

(c)	keep itself informed of and comply with all applicable laws and policies relating to the provision of its services under this Agreement.

5. CONFIDENTIAL INFORMATION

5.1 The Consultant will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefit, copy, make notes of, input into a computer data base or preserve in any way any confidential information relating the Company, whether during the term of this Agreement or thereafter, unless it first receives written permission to do so from an authorized officer of the Company.

5.2 For the purposes of this Agreement, “confidential information”, includes, but is not limited to, information disclosed to or acquired by the Consultant relating to the business of the Company, its projects or the personal affairs of the directors, officers and shareholders of the Company, including information developed or gathered by the Consultant which has not been approved by the Company for public dissemination, trade secrets, information relating to clients, customers, sales, costs, products, services, business systems, research, strategies, markets, or plans belonging to or developed by the Company or its subsidiaries, but does not include information in the public domain, information released from the provisions of this Agreement by written authorization of an authorized officer of the Company, information which is part of the general skill and knowledge of the Consultant and does not relate specifically to the business of the Company, and information which is authorized by the Company to be disclosed in the ordinary course or is required by law to be disclosed.

6. AMENDMENTS

No amendment, change, modification or addition to this Agreement will be valid unless made in writing and executed by both parties to this Agreement.

7. NOTICE

7.1 Any notice under this Agreement will be given in writing and must be delivered, sent by telex, telegram or telecopier or mailed by prepaid post and addressed to the party to which notice is to be given at the address indicated above, or at another address designated by such party in writing.

7.2 If notice is sent by telex, telegram or telecopier or is delivered, it will be deemed to have been given at the time of transmission or delivery.

7.3 If notice is mailed, it will be deemed to have been received 48 hours following the date of mailing of the notice.

7.4 If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by telex, telegram or telecopier or will be delivered.

8. GOVERNING LAW

This Agreement is governed by the law of British Columbia and, except as otherwise provided in this Agreement, the parties attorn to the exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes arising out of or in connection with this Agreement.

9. ASSIGNMENT

The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Consultant under this Agreement are not assignable or transferable in any manner.

10. TIME OF ESSENCE

Time is of the essence of this Agreement.

11. EFFECTIVE DATE

Notwithstanding the date that this Agreement is executed and delivered by the parties, it will have effect from the Commencement Date.

12. CURRENCY

All references to currency in this Agreement are references to lawful money of Canada, unless otherwise stated.

13. PREVIOUS AGREEMENTS

13.1 The parties agree that this Agreement supersedes, terminates and cancels, without notice, penalty or any liability to the Company for any payment whatsoever, any and all previous agreements, representations or warranties, written or oral, including the agreement (the “Management Agreement”) between the Company and the Consultant dated August 1, 1999, between the parties relating to the services to be provided by the Consultant to this Agreement.

13.2 As soon as reasonably practicable following the completion of the Offering, the Company will pay to the Consultant as combination of a cash fee and previously unissued shares of the Company, as set forth in the attached “Debt Settlement Schedule”, in consideration for all amounts owed to the Consultant pursuant to the Management Agreement or for services otherwise previously rendered.

IN WITNESS of this Agreement, the parties have executed and delivered this Agreement as of the date given above.

GENEMAX CORP.

Per:	“Konstantine Sarafis”

Authorized Signatory

SIGNED, SEALED AND DELIVERED by	)
Ronald Handford in the presence of:	)
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“Konstantine Sarafis“	)	“Ronald Handford”
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Name	)	RONALD HANDFORD
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Address	)
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City	)
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Occupation

Ron Handford
Debt Settlement Schedule

Amount owed to
Handford Management Inc.	Cash Settlement	Shares to be issued

Cdn. $107,000	Cdn. $33,908	Nil